UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009 (October 29, 2009)

HIRSCH INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-23434	11-2230715
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Engineers Road, Hauppauge, New York		11788
(Address of principal executive office)		(Zip Code)

(631) 436-7100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On October 29, 2009, Hirsch International Corp. (the "Company"), Hirsch Holdings, Inc., a Delaware corporation ("Parent"), and HIC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") completed the previously announced merger of Merger Sub with and into the Company (the "Merger") with the Company continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of July 2, 2009, by and among Parent, Merger Sub and the Company (the "Merger Agreement"). As a result of the Merger, the Company became a wholly-owned subsidiary of Parent. Parent is controlled by Paul Gallagher, the Company’s President, Chief Executive Officer and Chief Operating Officer.

Item 1.01	Entry into Material Definitive Agreement

On October 29, 2009 the Company, Merger Sub and Parent (collectively referred to as the "Borrower") entered into a revolving loan agreement ("Loan Agreement") with Keltic Financial Partners II, LP, a Delaware limited partnership providing for availability (subject to certain terms and conditions) of a facility of up to $4,000,000 (the "Facility") for the purpose of facilitating the Merger and providing the Borrower with working capital support following the Merger. Unless sooner terminated in accordance with its terms the Facility expires on October 29, 2012.

The Borrower may borrow up to the maximum amount of the Facility, provided that the Borrower has a sufficient borrowing base. The borrowing base equals (a) up to 85% of the net face amount of the Borrower’s "Eligible Receivables" (as defined in the Loan Agreement), plus (b) 30% of the "Value" (as defined in the Loan Agreement) of the Borrower’s "Eligible Inventory" (as defined in the Loan Agreement) provided that advances against Eligible Inventory may not exceed the lesser of (i) $1,000,000 or (ii) 50% of the borrowing base, less such reserves as Keltic may deem appropriate.

The loan interest rate is, at the option of the Lender, the greatest of (a) the prime rate plus 3.5% per annum, or (b) three month LIBOR plus 5.75% per annum or (c) 7.5% per annum. Interest is payable monthly in arrears, on the first day of every month on the average daily unpaid principal amount at a fluctuating rate which is equal to the loan interest rate. After the occurrence and during the continuance of any "Default" or "Event of Default" (as defined under the Loan Agreement) the Borrower shall pay interest at rate that is 3.5% per annum above the then applicable loan interest rate. In addition to a $80,000 commitment fee, Keltic will also receive an annual facility fee in an amount equal to 1% per annum of the maximum facility amount and a collateral management fee of $1,500 per month (increased to $3,500 after the occurrence of and during the continuance of an Event of Default). There is also a termination fee payable to Keltic as liquidated damages in the event that Borrower elects to terminate the Facility prior to the maturity date. This fee equals 10% of the maximum facility amount if Borrower elects to terminate the Facility prior to the first anniversary and declines thereafter.

The Loan Agreement contains standard borrower representations and warranties for asset based borrowing and a number of reporting obligations and affirmative and negative covenants. The Borrower is required, among other things, to provide Keltic with weekly borrowing base certificates, monthly reports, annual financial statements and other current and periodic financial, operating and business records and reports, as well as tax returns and such other information as Keltic may from time to time request.

The Borrower has agreed to, among other things, maintain its business and franchises, provide prompt notification of litigation or damage beyond certain agreed levels specified in the Loan Agreement and comply with all applicable government regulations. The Borrower has further undertaken to extend the Company’s main agreement with Tajima Industries Ltd., appoint a financial consultant as a director and dissolve a subsidiary after the conclusion of certain litigation. The Borrower must also achieve minimum specified levels of earnings before interest expense, taxes, depreciation and amortization for certain specified quarterly and annual periods.

The Loan Agreement also includes certain negative covenants that, among other things, restricts the Borrower’s ability to create additional indebtedness, dispose of properties, incur liens, make distributions or dividends, or allow any person other than Paul Gallagher to be become President of the Borrower or exercise voting control of 50% or more of the common stock of Parent.

The Loan Agreement specifies certain Events of Default that include, among others, payment defaults, violations of affirmative and negative covenants in the Loan Agreement, imposition of certain liens, and events of insolvency and bankruptcy. Upon a Default or Event of Default Keltic may terminate or suspend its obligation to make further advances and upon an Event of Default Keltic may, among other things, accelerate the Facility repayment and declare all obligations under the Loan Agreement to be immediately due and payable.

The obligations of the Borrower under the Loan Agreement are secured by the grant of a pledge and security interest over all of the assets of the Borrower, including cash collateral loan proceeds pledged by the Company in the initial amount of $500,000, by guarantees of Paul Gallagher personally and by Graphic Arts Acquisition Corp., a subsidiary of the Company, and by a pledge of stock of the Company.

In connection with the Loan Agreement the Company has entered into a variety of ancillary agreements with Keltic including a Revolving Note, Depository Account Agreement, General Security Agreement and a Rider to the General Security Agreement – Trademarks.

The foregoing description of the Loan Agreement and the Facility constitutes a summary of the materials terms of the arrangement and does not describe all of the terms and conditions of the Loan Agreement or the ancillary agreements executed in connection therewith.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 29, 2009, the Company entered into the Loan Agreement described in response to Item 1.01 above. The information contained in response to Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 29, 2009, the Company notified the NASDAQ Stock Market ("Nasdaq") of the effectiveness of the Merger. In connection therewith, the Company informed the Nasdaq that each outstanding share of the Company’s Class A Common Stock, par value $0.01 per share (other than shares held by Mr. Gallagher, Parent or Merger Sub and stockholders that properly exercised their dissenter’s rights under Delaware law) was automatically converted into the right to receive $0.31 in cash, without interest and less any applicable withholding taxes (the "Merger Consideration"), and requested that Nasdaq file with the Securities and Exchange Commission an application on Form 25 to report that shares of the Company’s Class A Common Stock are no longer listed on the Nasdaq Capital Market. The Company expects its shares of Class A Common Stock to cease trading on the Nasdaq Capital Market on October 29, 2009.

Item 3.03	Material Modification to Rights of Security Holders

In connection with the consummation of the Merger, each share of the Company’s Class A and Class B Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Mr. Gallagher, Parent or Merger Sub and stockholders that properly exercised their dissenter’s rights under Delaware law) was converted into the right to receive the Merger Consideration. Upon the effective time of the Merger, the Company’s stockholders immediately prior to the effective time of the merger ceased to have any rights as stockholders in the Company (other than their right to receive the Merger Consideration or their right to appraisal of their shares under Delaware law).

Item 5.01	Changes in Control of Registrant

On October 29, 2009, pursuant to the Merger Agreement, the Company was merged with and into Merger Sub, with the Company continuing as the surviving corporation. As a result of the Merger, each share of the Company’s Class A and Class B Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Mr. Gallagher, Parent, Merger Sub, and stockholders that properly exercised their dissenter’s rights under Delaware law) was automatically converted into the right to receive the Merger Consideration. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the Merger, each of Henry Arnberg, Marvin Broitman, Chris Davino and Mary Ann Domuracki voluntarily resigned from the board of directors of the Company on October 29, 2009. Paul Gallagher remains as the sole director of the Company.

Item 8.01	Other Events

On October 29, 2009, the Company issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of the Company, dated October 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIRSCH INTERNATIONAL CORP.

By:	/s/ Paul Gallagher
Name: Paul Gallagher
Title: President, Chief Executive Officer and Chief Operating Officer

Dated: October 29, 2009

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	Press Release of Hirsch International Corp., dated October 29, 2009.